Exhibit 4.1

EXECUTION VERSION

KILROY REALTY CORPORATION

KILROY REALTY, L.P.

$144,000,000

5.72% Series A Guaranteed Senior Notes due 2010

6.45% Series B Guaranteed Senior Notes due 2014

NOTE AND GUARANTEE AGREEMENT

Dated as of August 4, 2004

i

	5.16.	Foreign Assets Control Regulations, etc.	10
	5.17.	Status under Certain Statutes	10
	5.18.	Environmental Matters	11
	5.19.	REIT Status	12

6.	REPRESENTATIONS OF THE PURCHASERS		12
	6.1.	Purchase for Investment	12
	6.2.	Source of Funds	12

7.	INFORMATION AS TO THE OBLIGORS		14
	7.1.	Financial and Business Information	14
	7.2.	Officer’s Certificate	17
	7.3.	Inspection	18

8.	PREPAYMENT OF THE NOTES		18
	8.1.	Maturity	18
	8.2.	Optional Prepayments with Make-Whole Amount	18
	8.3.	Prepayment in Connection with a Change of Control	19
	8.4.	Allocation of Partial Prepayments	19
	8.5.	Maturity; Surrender, etc.	20
	8.6.	Purchase of Notes	20
	8.7.	Make-Whole Amount	20

9.	AFFIRMATIVE COVENANTS		21
	9.1.	Compliance with Law	21
	9.2.	Insurance	22
	9.3.	Maintenance of Properties	22
	9.4.	Payment of Taxes and Claims	22
	9.5.	Corporate Existence, etc.	22
	9.6.	Ownership of the Company; Status	23
	9.7.	Maintenance of Ratings	23

10.	NEGATIVE COVENANTS		23
	10.1.	Transactions with Affiliates	23
	10.2.	Merger, Consolidation, etc.	23
	10.3.	Debt to Total Asset Value	24
	10.4.	Limitation on Secured Debt	24
	10.5.	Unsecured Debt Ratio	24
	10.6.	Subsidiary Debt	25
	10.7.	Fixed Charges Coverage	25
	10.8.	Minimum Consolidated Tangible Net Worth	25
	10.9.	Limitation on Dividends	26

	10.10.	Changes in Business	26

11.	EVENTS OF DEFAULT		26

12.	REMEDIES ON DEFAULT, ETC.		29
	12.1.	Acceleration	29
	12.2.	Other Remedies	29
	12.3.	Rescission	29
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	30

13.	GUARANTEE, ETC.		30
	13.1.	Guarantee	30
	13.2.	Obligations Unconditional	31
	13.3.	Guarantees Endorsed on the Notes	33

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		33
	14.1.	Registration of Notes	33
	14.2.	Transfer and Exchange of Notes	33
	14.3.	Replacement of Notes	34

15.	PAYMENTS ON NOTES		34
	15.1.	Place of Payment	34
	15.2.	Home Office Payment	34

16.	EXPENSES, ETC.		35
	16.1.	Transaction Expenses	35
	16.2.	Survival	35

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		35

18.	AMENDMENT AND WAIVER		36
	18.1.	Requirements	36
	18.2.	Solicitation of Holders of Notes	36
	18.3.	Binding Effect, etc.	37
	18.4.	Notes held by Obligor, etc.	37

19.	NOTICES		37

20.	REPRODUCTION OF DOCUMENTS		38

21.	CONFIDENTIAL INFORMATION		38

22.	SUBSTITUTION OF PURCHASER.		39

23.	MISCELLANEOUS.		39
	23.1.	Successors and Assigns	39
	23.2.	Payments Due on Non-Business Days	39
	23.3.	Severability	40
	23.4.	Construction	40
	23.5.	Counterparts	40
	23.6.	Governing Law	40

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries and Ownership of Subsidiary Stock; Affiliates; Restrictive Agreements

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Certain Litigation

SCHEDULE 5.11	—	Patents, etc.

SCHEDULE 5.14	—	Use of Proceeds

SCHEDULE 5.15	—	Existing Debt/Liens

SCHEDULE 5.18	—	Environmental Matters

EXHIBIT 1-A	—	Form of 5.72% Series A Guaranteed Senior Note due 2010

EXHIBIT 1-B	—	Form of 6.45% Series B Guaranteed Senior Note due 2014

EXHIBIT 2	—	Form of Notation of Guarantee

EXHIBIT 4.4(a)	—	Form of Opinion of Counsel for the Obligors

EXHIBIT 4.4(b)	—	Form of Opinion of Maryland Counsel for the Obligors

EXHIBIT 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers

v

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

KILROY REALTY, L.P.

12200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

5.72% Series A Guaranteed Senior Notes due 2010

6.45% Series B Guaranteed Senior Notes due 2014

As of August 4, 2004

TO THE PURCHASERS WHOSE NAMES

APPEAR IN THE ACCEPTANCE

FORM AT END HEREOF:

Ladies and Gentlemen:

KILROY REALTY, L.P., a Delaware limited partnership (the “Company”), and KILROY REALTY CORPORATION, a Maryland corporation (the “Guarantor” and, together with the Company, the “Obligors”), agree with each of the purchasers whose names appear in the acceptance form at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale, in two series, of $144,000,000 aggregate principal amount of its guaranteed senior notes, of which $61,000,000 aggregate principal amount shall be its 5.72% Series A Guaranteed Senior Notes due 2010 (the “Series A Notes”) and $83,000,000 aggregate principal amount shall be its 6.45% Series B Guaranteed Senior Notes due 2014 (the “Series B Notes” and, together with the Series A Notes, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement). The Series A Notes and Series B Notes shall be substantially in the form set out in Exhibits 1-A and 1-B, respectively, with such changes therefrom, if any, as may be approved by each Purchaser and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Payment of the principal of, Make-Whole Amount (if any) and interest on the Notes and other amounts owing hereunder shall be unconditionally guaranteed by the Guarantor as provided in Section 13 (and each Note will have the guarantee (the “Guarantee”) of the Guarantor endorsed thereon in the form set out in Exhibit 2).

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the respective series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, at 10:00 a.m., New York City time, at a closing (the “Closing”) on August 4, 2004. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each series to be so purchased (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), with the Guarantee of the Guarantor endorsed thereon, against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 323-2-57720 at JPMorgan Chase Bank in New York, New York, ABA Number 021 000 021, account name “Kilroy Realty LP Clearing Account”. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.

Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing. Neither Obligor nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10.1 hereof had such Section applied since such date.

4.3.	Compliance Certificates.

(a) Officer’s Certificate. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. Each Obligor shall have delivered to such Purchaser a certificate, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate or partnership (as applicable) proceedings relating to the authorization, execution and delivery of this Agreement and the Notes (in the case of the Company) and of this Agreement and the Guarantees (in the case of the Guarantor).

4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Latham & Watkins LLP, counsel for the Obligors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or the Purchasers’ counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Ballard Spahr Andrews & Ingersoll LLP, Maryland counsel for the Obligors, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or the Purchasers’ counsel may reasonably request with respect to Maryland law (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (c) from Milbank, Tweed, Hadley & McCloy LLP, the Purchasers’ special New York counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from the Guarantor certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Obligors shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Obligors at least one Business Day prior to the Closing.

4.8.	Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of Notes.

4.9.	Changes in Structure.

Except as specified in Schedule 4.9, neither Obligor shall have changed its jurisdiction of incorporation or formation (as applicable) or been a party to any merger or consolidation or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Proceedings and Documents.

All corporate, partnership and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and the Purchasers’ special counsel, and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

The Company and the Guarantor jointly and severally represent and warrant to each Purchaser that:

5.1.	Organization; Power and Authority.

Each Obligor is a corporation or limited partnership (as applicable) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or partnership (as applicable) and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate or partnership (as applicable) power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes (in the case of the Company) and this Agreement and the Guarantees (in the case of the Guarantor), and to perform the provisions hereof and thereof.

5.2.	Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary partnership action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and this Agreement and the Guarantees have been duly authorized by all necessary corporate action on the part of the Guarantor, and this Agreement constitutes and, upon execution and delivery thereof, each Guarantee will constitute, a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except, in each case, as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Obligors, through their agent, J.P. Morgan Securities Inc., have delivered to each Purchaser a copy of a Private Placement Memorandum, dated June, 2004 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Guarantor and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2003, there has been no change in the financial condition, operations, business, properties or prospects of either Obligor or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to either Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of either Obligor specifically for use in connection with the transactions contemplated hereby.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Guarantor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Guarantor and each other Subsidiary, and whether on the date of Closing such Subsidiary shall be a Material Subsidiary and (ii) of the Guarantor’s Affiliates, other than Subsidiaries.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Guarantor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Guarantor or another Subsidiary free and clear of any Lien.

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4, the Credit Agreement and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Guarantor or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements.

The Obligors have delivered to each Purchaser copies of the financial statements listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to year-end adjustments).

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Obligors of this Agreement and the Notes (in the case of the Company) and the Guarantees (in the case of the Guarantor) will not

(i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, partnership agreement, or any other agreement or instrument to which either Obligor or any Subsidiary is bound or by which either Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to either Obligor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Obligor or any Subsidiary.

5.7.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by either Obligor of this Agreement or the Notes (in the case of the Company) or the Guarantees (in the case of the Guarantor).

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of either Obligor, threatened against or affecting either Obligor or any Subsidiary or any property of either Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither of the Obligors nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Obligors and each Subsidiary have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither Obligor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Obligors and each Subsidiary have been audited by the Internal

Revenue Service and paid (or the statute of limitations with respect to such liabilities has expired) for all fiscal years up to and including the fiscal year ended December 31, 1997.

5.10.	Title to Property; Leases.

The Obligors and each Subsidiary have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by either Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. The Company or one or more Subsidiaries owns fee simple title to or a ground leasehold interest in each of the Unencumbered Assets. All leases that either Obligor or any Subsidiary is party to as lessee and that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

(a) the Obligors and each Subsidiary own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Obligors, no product of either Obligor or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Obligors, there is no Material violation by any Person of any right of either Obligor or any Subsidiary with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by either Obligor or any Subsidiary.

5.12.	Compliance with ERISA.

(a) The Obligors and each Subsidiary have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither of the Obligors nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or Section 412 of the Code or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by either Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of either Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $250,000 in the case of any single Plan and by more than $1,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) Neither of the Obligors nor any ERISA Affiliate has incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Guarantor and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes and Guarantees hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of the Purchasers’ representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by the Purchasers.

5.13.	Private Offering by the Obligors.

Neither the Obligors nor anyone acting on their behalf has offered the Notes or the Guarantees or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 55 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Guarantees to the registration requirements of Section 5 of the Securities Act.

5.14.	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the

purpose of buying or carrying or trading in any securities under such circumstances as to involve either Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Guarantor and its Subsidiaries and the Guarantor does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Debt; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Guarantor and its Subsidiaries as of June 30, 2004, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Guarantor or its Subsidiaries. Neither of the Obligors nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of either Obligor or such Subsidiary and no event or condition exists with respect to any Debt of either Obligor or any Subsidiary in an aggregate principal amount in excess of $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither of the Obligors nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Unencumbered Assets, whether now owned or hereafter acquired, to be subject to a Lien.

5.16.	Foreign Assets Control Regulations, etc.

(a) Neither the sale of the Notes by the Company hereunder with the benefit of the Guarantees of the Guarantor nor the Company’s use of the proceeds thereof will violate (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”) or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

(b) Neither Obligor nor any Subsidiary (i) is a “blocked person” as described in Section 1 of the Terrorism Order or (ii) to the knowledge of either Obligor, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

5.17.	Status under Certain Statutes.

Neither of the Obligors nor any Subsidiary is subject to regulation under the

Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended or the Federal Power Act, as amended.

5.18.	Environmental Matters.

(a) Neither of the Obligors nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against either Obligor, any Subsidiary or (to the knowledge of the Obligors and their Subsidiaries) any Environmental Affiliate that is not a Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws or Environmental Approval, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Except as disclosed in Schedule 5.18 or as otherwise disclosed to the Purchasers in writing,

(i) neither of the Obligors nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or Environmental Approvals or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by either Obligor or any Environmental Affiliate or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(ii) neither of the Obligors nor any Subsidiary (nor, to the knowledge of the Obligors and their Subsidiaries, any Environmental Affiliate that is not a Subsidiary) has stored any Material of Environmental Concern on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Material of Environmental Concern in a manner contrary to any Environmental Laws, and neither Obligor nor any Subsidiary has knowledge that any Material of Environmental Concern has been Released at any such property, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect;

(iii) all buildings on all real properties now owned, leased or operated by either Obligor or any Subsidiary are (or by any Environmental Affiliate that is not a Subsidiary are, to the knowledge of the Obligors and their Subsidiaries) in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

(iv) to the knowledge of the Obligors and their Subsidiaries, no Environmental Claims have been filed with a Governmental Authority with respect to any of the Unencumbered Assets, and none of the Unencumbered Assets is listed or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, as amended, on the Comprehensive

Environmental Response, Compensation, and Liability Information System (CERCLIS) or on any similar state list of sites requiring investigation or clean-up; and

(v) to the knowledge of the Obligors and their Subsidiaries, there are no Liens arising under or pursuant to any Environmental Laws on any of the Unencumbered Assets, and no government actions have been taken or are in process which could subject any of the Unencumbered Assets to such Liens.

5.19.	REIT Status.

The Guarantor has been organized and continuously operated in conformity with the requirements for qualification as a real estate investment trust under the Code for all taxable years commencing with its taxable year ended December 31, 1997. The Guarantor has filed an election to be taxable as a real estate investment trust for its taxable year ended December 31, 1997, and such election has not been terminated. The Guarantor’s proposed method of operation will permit it to continue to meet the requirements for taxation as a real estate investment trust under the Code. The Guarantor intends to continue to operate in a manner which would permit it to qualify as a real estate investment trust under the Code.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

Each Purchaser represents that such Purchaser is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that neither Obligor is required to register the Notes.

6.2.	Source of Funds.

Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in PTE 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Obligors in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in either Obligor and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Obligors in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in either Obligors and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Obligors in writing pursuant to this paragraph (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Obligors in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.	INFORMATION AS TO THE OBLIGORS.

7.1.	Financial and Business Information.

The Obligors shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of operations, stockholders’ equity and cash flows of the Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters of each fiscal year) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Guarantor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Guarantor’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 105 days after the end of each fiscal year of the Guarantor, duplicate copies of,

(i) a consolidated balance sheet of the Guarantor and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of operations, stockholders’ equity and cash flows of the Guarantor and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default insofar as they relate to financial and accounting matters, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Guarantor’s Annual Report on Form 10-K for such fiscal year (together with the Guarantor’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by either Obligor or any Subsidiary to public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by either Obligor or any Subsidiary with the New York Stock Exchange or the Securities and Exchange Commission and of all press releases and other statements made available generally by either Obligor or any Subsidiary to the public concerning developments that are Material (it being understood that the materials described in this Section 7.1(c) may be delivered to each such holder by email) and (iii), without duplication of any other materials required to be delivered to such holder under this Agreement, each report, notice and other statement sent by either Obligor or any Subsidiary to any bank, other financial institution or agent under any Bank Agreement on a regular or periodic basis (other than any such report, notice or other statement pertaining exclusively to any such Bank Agreement, such as compliance certificates and notices of borrowing) or concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer obtains actual knowledge of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer obtains actual knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Guarantor or the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by either Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by either Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of either Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to either Obligor or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Environmental Notices — promptly and in any event within five Business Days after either Obligor obtains actual knowledge of any of the following events, an Officer’s Certificate specifying the nature of such condition and such Obligor’s (and, if either Obligor has actual knowledge thereof, the Environmental Affiliate’s) proposed initial response thereto: (i) the receipt by either Obligor, or, if either Obligor has actual knowledge thereof, any Environmental Affiliate, of any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that either Obligor or any Environmental Affiliate is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) either Obligor shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against either Obligor or any Environmental Affiliate or (iii) either Obligor obtains actual knowledge of any Release or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against either Obligor or any Environmental Affiliate;

(h) Bank Agreements — promptly, and in any event within five Business Days of the execution and delivery thereof by either Obligor or (if applicable) any Subsidiary, a copy of each Bank Agreement referred to in Sections 10.5, 10.7 and 10.8, and all amendments thereto entered into from time to time; and

(i) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of either Obligor or any Subsidiary or relating to the ability of the Obligors to perform their respective obligations hereunder and under the Notes and the Guarantees as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 10.3 through Section 10.9 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Guarantor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of either Obligor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or propose to take with respect thereto.

7.3.	Inspection.

The Obligors shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Obligors, to visit the principal executive office of the Guarantor and the Company, to discuss the affairs, finances and accounts of the Guarantor and the Company and their Subsidiaries with the Guarantor’s or the Company’s officers, and (with the consent of the Guarantor or the Company, as the case may be, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Guarantor or the Company, as the case may be, which consent will not be unreasonably withheld) to visit the other offices and properties of the Guarantor and the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Obligors at any time when an Event of Default then exists and otherwise at the expense of such holder, to visit and inspect any of the offices or properties of the Guarantor, the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries), all at such times and as often as may be requested.

8.	PREPAYMENT OF THE NOTES.

8.1.	Maturity.

As provided therein, the entire unpaid principal amount of the Series A Notes and Series B Notes shall be due and payable on August 4, 2010 and August 4, 2014, respectively.

8.2.	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $5,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the interest to be paid on the prepayment date with respect to such principal amount being prepaid and the applicable Make-Whole Amounts determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amounts due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amounts as of the specified prepayment date.

8.3.	Prepayment in Connection with a Change of Control.

(a) Promptly and in any event within five Business Days after any Responsible Officer has knowledge of the occurrence of a Change of Control, the Company shall give written notice thereof to each holder of a Note, which notice shall (i) refer specifically to this Section 8.3 and describe the Change of Control in reasonable detail (including the Persons party thereto), (ii) specify a Business Day not less than 30 days and not more than 60 days after the date of such notice (the “Control Prepayment Date”) and specify the Control Response Date (as defined below) and (iii) offer to prepay on the Control Prepayment Date the Notes of such holder, at 100% of the principal amount thereof, together with interest accrued thereon to the Control Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least 10 days prior to the Control Prepayment Date (such date 10 days prior to the Control Prepayment Date being the “Control Response Date”), and the Company shall prepay on the Control Prepayment Date all Notes held by each holder that has accepted such offer in accordance with this Section 8.3(a) at a price in respect of each such Note held by such holder equal to 100% of the principal amount thereof, together with interest accrued thereon to the Control Prepayment Date (it being understood that the failure by a holder of any Note to respond to such offer in writing on or before the Control Response Date shall be deemed to be a rejection of such offer).

(b) A “Change of Control” will be deemed to have occurred for purposes of Section 8.3(a) if, during any consecutive two year period commencing on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors of the Guarantor (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Guarantor was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; provided that a Change of Control will not be deemed to have occurred if at such time (and within 90 days thereafter) and after giving effect to such cessation, the Obligors have unsecured debt outstanding which is rated at least Investment Grade by two or more of S&P, Moody’s and Fitch.

8.4.	Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the Company shall prepay the same percentage of the unpaid principal amount of the Notes of each series, and the principal amount of the Notes of each series so to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment; provided, however, on or after August 4, 2008, the Company may prepay all or any portion of the Series A

Notes without any obligation to prepay the Series B Notes, so long as the principal amount of the Series A Notes so to be prepaid shall be allocated among all of the Series A Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	Purchase of Notes.

Neither Obligor will nor will either Obligor permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by either Obligor or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New

York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on Bloomberg Financial Markets (or such other display as may replace Page PX1 on Bloomberg Financial Markets) for actively traded U.S. Treasury securities having a maturity equal to the remaining term of such Note as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in U.S. Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the remaining term of such Note as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the remaining term of such Note and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the remaining term of the such Note.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company and the Guarantor jointly and severally covenant that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

The Obligors will and will cause each of their Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

The Obligors will and will cause each of their Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

The Obligors will and will cause each of their Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent either Obligor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Guarantor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Obligors will and will cause each of their Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of either Obligor or any Subsidiary, provided that (a) neither of the Obligors nor any Subsidiary need file any such tax returns if the failure to so file such tax returns could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) neither of the Obligors nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

Subject to Section 10.2, the Obligors will at all times preserve and keep in full force and effect their respective corporate or partnership (as applicable) existences, and the Obligors will at all times preserve and keep in full force and effect the respective corporate or partnership (as applicable) existences of each of their Subsidiaries and all rights and franchises of the Obligors and their Subsidiaries unless, in the good faith judgment of the Guarantor, the termination of or failure to preserve and keep in full force and effect the corporate or partnership (as applicable) existence of any Subsidiary (other than the Company) or any such right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Ownership of the Company; Status.

The Guarantor shall at all times (a) be the sole general partner of the Company, (b) maintain its status as a self-directed and self-administered real estate investment trust under the Code and (c) remain a publicly-traded company listed on the New York Stock Exchange.

9.7.	Maintenance of Ratings.

The Obligors shall at all times after the Rating Condition shall have been satisfied ensure that the unsecured long-term debt of the Company shall be rated by two or more of S&P, Moody’s and Fitch.

10.	NEGATIVE COVENANTS.

The Company and the Guarantor jointly and severally covenant that so long as any of the Notes are outstanding:

10.1.	Transactions with Affiliates.

The Guarantor will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Guarantor or another Subsidiary), except pursuant to the reasonable requirements of the Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Guarantor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.	Merger, Consolidation, etc.

Neither Obligor will consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Guarantor or the Company as an entirety, as the case may be, shall be a solvent Person (or, in the case of the Company, partnership) organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Guarantor or the Company, as the case may be, is not such Person, (i) such Person shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of (x) this Agreement and the

Notes, in the case of the Company and (y) this Agreement and the Guarantees, in the case of the Guarantor and (ii) the Guarantor or the Company, as the case may be, shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption and the Notes and the Guarantees are enforceable in accordance with their terms; and

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Guarantor or the Company shall have the effect of releasing the Guarantor or the Company, as the case may be, or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under (x) this Agreement or the Notes, in the case of the Company or (y) this Agreement or the Guarantees, in the case of the Guarantor.

10.3.	Debt to Total Asset Value.

The Obligors will not, as of the last day of any calendar quarter, permit the Total Debt Ratio to be greater than 60%.

10.4.	Limitation on Secured Debt.

The Obligors will not at any time permit Secured Debt of the Company, the Guarantor and their Subsidiaries to exceed 40% of Total Asset Value.

10.5.	Unsecured Debt Ratio.

(a) So long as the Rating Condition shall not have been satisfied, the Obligors will not, as of the last day of any calendar quarter, permit the Unsecured Debt Ratio to be less than 1.8 to 1.0; provided that if by March 31, 2005 the Company shall have entered into an amendment and restatement of the Credit Agreement or a credit agreement that refinances all or substantially all of the indebtedness under the Credit Agreement (such amendment and restatement or credit agreement, the “Replacement Credit Agreement”), and the Replacement Credit Agreement contains on the date of its effectiveness any covenant or other provision which tests the Unsecured Debt Ratio (or any reasonably similar concept), the Obligors shall (in lieu of the preceding requirements of this Section 10.5(a)) comply with such covenant or other provision as in effect on such date of effectiveness as though incorporated by reference into this Agreement, whether or not the Replacement Credit Agreement shall thereafter remain in effect; provided further that if either Obligor or (if applicable) any Subsidiary shall at any time be party to a Bank Agreement containing any covenant or other provision which tests the Unsecured Debt Ratio (or any reasonably similar concept), the Obligors shall (in lieu of the preceding requirements of this Section 10.5(a)) comply with such covenant or other provision (or, as applicable, with the most restrictive of such covenants or other provisions, if there exist more than one such Bank Agreement) as though incorporated by reference into this Agreement. Notwithstanding any other provision of this Section 10.5(a), the Obligors will not, as of the last day of any calendar quarter, permit the Unsecured Debt Ratio to be less than 1.5 to 1.0.

(b) If the Rating Condition shall at any time have been satisfied, the Obligors will not, as of the last day of any calendar quarter, permit the Unsecured Debt Ratio to be less than 1.5 to 1.0.

10.6.	Subsidiary Debt.

The Obligors will not at any time permit the aggregate outstanding amount of Debt (other than Secured Debt) of their Subsidiaries (other than the Company) to exceed 20% of Total Asset Value.

10.7.	Fixed Charges Coverage.

The Obligors will not, as of the last day of any calendar quarter, permit the ratio of (a) Annual EBITDA, less reserves for Capital Expenditures of $0.70 per square foot per annum for each Real Property Asset that is an office property and $0.40 per square foot per annum for each Real Property Asset that is an industrial property to (b) the sum of (i) Total Debt Service and (ii) dividends or other payments paid or payable by the Guarantor with respect to any preferred stock issued by the Guarantor and distributions or other payments paid or payable by the Company with respect to any preferred partnership units of the Company (in each case for the previous four consecutive quarters including the quarter then ended) (such ratio being the “Fixed Charge Coverage Ratio”), to be less than 1.5 to 1.0; provided that if either Obligor or (if applicable) any Subsidiary shall at any time be party to a Bank Agreement containing any covenant or other provision which tests the Fixed Charge Coverage Ratio (or any reasonably similar concept), the Obligors shall (in lieu of the preceding requirements of this Section 10.7) comply with such covenant or other provision (or, as applicable, with the most restrictive of such covenants or other provisions, if there exist more than one such Bank Agreement) as though incorporated by reference into this Agreement.

10.8.	Minimum Consolidated Tangible Net Worth.

So long as the Rating Condition shall not have been satisfied, the Obligors will ensure that Consolidated Tangible Net Worth will at no time be less than the sum of (a) $575,000,000 plus (b) 90% of all Net Offering Proceeds; provided that if by March 31, 2005 the Company shall have entered into a Replacement Credit Agreement, and the Replacement Credit Agreement contains on the date of its effectiveness any covenant or other provision which tests Consolidated Tangible Net Worth (or any reasonably similar concept), the Obligors shall (in lieu of the preceding requirements of this Section 10.8) comply with such covenant or other provision as in effect on such date of effectiveness as though incorporated by reference into this Agreement, whether or not the Replacement Credit Agreement shall thereafter remain in effect; provided further that if either Obligor or (if applicable) any Subsidiary shall at any time be party to a Bank Agreement containing any covenant or other provision which tests Consolidated Tangible Net Worth (or any reasonably similar concept), the Obligors shall (in lieu of the preceding requirements of this Section 10.8) comply with such covenant or other provision (or, as applicable, with the most restrictive of such covenants or other provisions, if there exist more than one such Bank Agreement) as though incorporated by reference into this Agreement; provided further that if, at any time, an Obligor or (if applicable) any Subsidiary shall be party to one or more Bank Agreements and none of such Bank Agreements contain any covenant or other provision which tests Consolidated Tangible Net Worth (or any reasonably similar concept), the preceding provisions of this Section 10.8 (other than this proviso) shall be of no force and effect.

10.9.	Limitation on Dividends.

The Company will not, as determined on an aggregate annual basis, pay any partnership distributions in excess of the greater of (i) 95% of the Company’s consolidated FFO for such year, and (ii) an amount which results in distributions to the Guarantor in an amount sufficient to permit the Guarantor to pay dividends to its shareholders which the Guarantor reasonably believes are necessary for the Guarantor to (A) maintain its qualification as a real estate investment trust for federal and state income tax purposes, and (B) avoid the payment of federal or state income or excise tax. During the continuance of an Event of Default under Subsection 11(a) or (b), the Company shall make only those partnership distributions necessary to make distributions to the Guarantor to pay dividends to its shareholders which it reasonably believes are necessary to maintain its status as a real estate investment trust for federal and state income tax purposes.

10.10.	Changes in Business.

Neither Obligor will enter into any business which is substantially different from the business conducted by such Obligor on the date of the Closing and reasonable extensions of such business.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) default shall be made in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) default shall be made in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) default shall be made by either Obligor in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 through 10.10, inclusive; or

(d) default shall be made by either Obligor in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) an Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of either Obligor or by any officer of either Obligor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) either Obligor or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Recourse Debt that is outstanding in an aggregate principal amount of at least $35,000,000 beyond any period of required notice or grace provided with respect thereto, or (ii) either Obligor or any Material Subsidiary is in default in the performance of or compliance with any term of any evidence of any Recourse Debt in an aggregate outstanding principal amount of at least $35,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Recourse Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Recourse Debt to convert such Recourse Debt into equity interests), either Obligor or any Material Subsidiary has become obligated to purchase or repay Recourse Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $35,000,000; or

(g) either Obligor or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by either Obligor or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either Obligor or any Material Subsidiary, or any such petition shall be filed against either Obligor or any Material Subsidiary and such petition shall not be dismissed or stayed within 90 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered by a court of competent jurisdiction against one or more of the Obligors and their Subsidiaries that own Unencumbered Assets (other than any such judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and which judgments are not, within 90 days after entry thereof, bonded, discharged or stayed pending appeal, or satisfied, or are not discharged or satisfied within 90 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified either Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) either Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) either Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) either Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of either Obligor or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k) (i) any Environmental Claim shall have been asserted against either Obligor or any Environmental Affiliate, (ii) any Release or disposal of any Material of Environmental Concern shall have occurred, and such event is reasonably likely to form the basis of an Environmental Claim against either Obligor or any Environmental Affiliate, or (iii) either Obligor or any Environmental Affiliate shall have failed to obtain any Environmental Approval necessary for the ownership or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, and such failure, revocation, termination or cessation has had or is reasonably likely to have a Material Adverse Effect; or

(l) the Guarantor shall cease at any time to qualify as a real estate investment trust under the Code; or

(m) any Guarantee shall cease to be in full force and effect or the Guarantor or any Person acting on behalf of the Guarantor shall contest in any manner the validity, binding nature or enforceability of any Guarantee.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to an Obligor described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the applicable Make-Whole Amounts determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 16, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	GUARANTEE, ETC.

13.1.	Guarantee.

The Guarantor hereby guarantees to each holder of any Note or Notes at any time outstanding (a) the prompt payment in full, in Dollars, when due (whether at stated maturity, by acceleration, by prepayment or otherwise) of the principal of and Make-Whole Amount (if any) and interest on the Notes (including, without limitation, interest on any overdue principal, Make-Whole Amount and, to the extent permitted by applicable law, on any overdue interest) and all other amounts from time to time owing by the Company under this Agreement and under the Notes (including, without limitation, costs, expenses and taxes), and (b) the prompt performance and observance by the Company of all covenants, agreements and conditions on its part to be performed and observed hereunder, in each case strictly in accordance with the terms thereof (such payments and other obligations being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby further agrees that if the Company shall default in the payment or performance of any of the Guaranteed Obligations, the Guarantor will (x) promptly pay or perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, by prepayment or otherwise) in accordance with the terms of such extension or renewal and (y) pay to the holder of any Note such amounts, to the extent lawful, as shall be sufficient to pay the reasonable costs and expenses of collection or of otherwise enforcing any of such holder’s rights under this Agreement, including, without limitation, reasonable counsel fees.

All obligations of the Guarantor under this Section 13 shall survive the transfer of any Note, and any obligations of the Guarantor under this Section 13 with respect to which the underlying obligation of the Company is expressly stated to survive payment of any Note shall also survive payment of such Note.

13.2.	Obligations Unconditional.

(a) The obligations of the Guarantor under Section 13.1 constitute a present and continuing guaranty of payment and not collectibility and are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.2 that the obligations of the Guarantor hereunder shall be absolute, unconditional and irrevocable, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute, unconditional and irrevocable as described above:

(1) any amendment or modification of any provision of this Agreement or any of the Notes or any assignment or transfer thereof, including without limitation the renewal or extension of the time of payment of any of the Notes or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of security or any additional guarantee or any release of any security or guarantee so furnished or accepted for any of the Notes (provided that this Agreement and the Notes may only be amended in accordance with Section 18);

(2) any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of this Agreement or the Notes, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

(3) any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to the Company or any other Person or the properties or creditors of any of them;

(4) the occurrence of any Default or Event of Default under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, the Notes or any other agreement;

(5) any transfer of any assets to or from the Company, including without limitation any transfer or purported transfer to the Company from any Person, any invalidity, illegality of, or inability to enforce, any such transfer or purported transfer, any consolidation or merger of the Company with or into any Person, any change in the ownership of any shares of capital stock of the Company, or any change whatsoever in the objects, capital structure, constitution or business of the Company;

(6) any default, failure or delay, willful or otherwise, on the part of the Company or any other Person to perform or comply with, or the impossibility or illegality of performance by the Company or any other Person of, any term of this Agreement, the Notes or any other agreement;

(7) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Company or any other Person for any reason whatsoever, including without limitation any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement, the Notes or any other agreement;

(8) any lack or limitation of status or of power, incapacity or disability of the Company or any trustee or agent thereof; or

(9) any other thing, event, happening, matter, circumstance or condition whatsoever, not in any way limited to the foregoing.

(b) The Guarantor hereby unconditionally waives diligence, presentment, demand of payment, protest and all notices whatsoever (other than notices specifically required under this Agreement) and any requirement that any holder of a Note exhaust any right, power or remedy against the Company under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

(c) In the event that the Guarantor shall at any time pay any amount on account of the Guaranteed Obligations or take any other action in performance of its obligations hereunder, the Guarantor shall not exercise any subrogation or other rights hereunder or under the Notes and the Guarantor hereby waives all rights it may have to exercise any such subrogation or other rights, and all other remedies that it may have against the Company, in respect of any payment made hereunder unless and until the Guaranteed Obligations shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor on account of any such subrogation rights or other remedy, notwithstanding the waiver thereof, such amount shall be received in trust for the benefit of the holders of the Notes and shall forthwith be paid to such holders to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. The Guarantor agrees that its obligations under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by or on behalf of the Company is rescinded or must be otherwise restored by any holder of a Note, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(d) If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing and, if applicable, the requisite percentage of the holders of the Notes have issued a notice pursuant to Section 12.1(b) and such acceleration (and the effect thereof on the Guaranteed Obligations) shall at such time be prevented by reason of the pendency against the Company or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Guarantor agrees that, for purposes of the guarantee in this

Section 13 and the Guarantor’s obligations under this Agreement and the Guarantees, the maturity of the principal amount of the Notes shall be deemed to have been accelerated (with a corresponding effect on the Guaranteed Obligations) with the same effect as if the holders of the Notes had accelerated the same in accordance with the terms of this Agreement, and the Guarantor shall forthwith pay such principal amount, any interest thereon, any Make-Whole Amounts and any other amounts guaranteed hereunder without further notice or demand.

(e) The guarantee in this Section 13 is a continuing guarantee and shall apply to the Guaranteed Obligations whenever arising. Each default in the payment or performance of any of the Guaranteed Obligations shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such default occurs.

13.3.	Guarantees Endorsed on the Notes.

Each Note shall have endorsed thereon a Guarantee of the Guarantor in the form of Exhibit 2.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and neither Obligor shall be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A or 1-B, as applicable, and shall have the Guarantee of the Guarantor endorsed thereon. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The

Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

14.3.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000 in excess of the outstanding principal amount of such Note, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon, and having the Guarantee of the Guarantor endorsed thereon.

15.	PAYMENTS ON NOTES.

15.1.	Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2.	Home Office Payment.

So long as any Purchaser or any nominee of such Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such

Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by any Purchaser or any nominee of such Purchaser, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16.	EXPENSES, ETC.

16.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Guarantor, the Company or any Subsidiary that owns Unencumbered Assets or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Obligors will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser or other holder).

16.2.	Survival.

The obligations of the Obligors under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by each Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of either Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

18.	AMENDMENT AND WAIVER.

18.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (solely as it is used in any such Section), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 8, 11(a), 11(b), 12, 18 or 21 or (iv) release any Guarantee.

18.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. Neither Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between either Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4.	Notes held by Obligor, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by either Obligor or any Affiliate of either Obligor shall be deemed not to be outstanding.

19.	NOTICES.

Except as provided in Section 7.1(c), all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv) if to the Guarantor, to the Guarantor at its address set forth at the beginning hereof to the attention of Treasurer, or at such other address as the Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

20.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any holder of a Note, may be reproduced by such Purchaser or holder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser or holder may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit an Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of either Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by any Purchaser or any person acting on any Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by an Obligor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s Notes), (ii) such Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which such Purchaser offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation with any Obligor to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by an Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 21.

22.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of such Purchaser’s Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company and the Guarantor.

Very truly yours,

KILROY REALTY, L.P. a Delaware limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation, its general partner

By	/s/ Tyler H. Rose
Name:	Tyler H. Rose
Title:	Senior V.P., Treasurer & Assistant Secretary

By	/s/ Timothy M. Schoen
Name:	Timothy M. Schoen
Title:	Vice President - Corporate Finance

KILROY REALTY CORPORATION

By	/s/ Tyler H. Rose
Name:	Tyler H. Rose
Title:	Senior V.P., Treasurer & Assistant Secretary

By	/s/ Timothy M. Schoen
Name:	Timothy M. Schoen
Title:	Vice President - Corporate Finance

The foregoing is hereby

agreed to as of the

date thereof.

MINNESOTA LIFE INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ Robert W. Thompson
Name: Robert W. Thompson
Title: Vice President

FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN By: Advantus Capital Management, Inc.

By:	/s/ Robert W. Thompson
Name: Robert W. Thompson
Title: Vice President

MTL INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane
Name: Steven R. Lane
Title: Vice President

GREAT WESTERN INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane
Name: Steven R. Lane
Title: Vice President

THE LAFAYETTE LIFE INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ John Leiviska
Name: John Leiviska
Title: Vice President

SECURITY NATIONAL LIFE INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ John Leiviska
Name: John Leiviska
Title: Vice President

AMERICAN REPUBLIC INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ Robert W. Thompson
Name: Robert W. Thompson
Title: Vice President

THE CATHOLIC AID ASSOCIATION By: Advantus Capital Management, Inc.

By:	/s/ Robert W. Thompson
Name: Robert W. Thompson
Title: Vice President

FORT DEARBORN LIFE INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane
Name: Steven R. Lane
Title: Vice President

TRUSTMARK INSURANCE COMPANY By: Advantus Capital Management, Inc.

By:	/s/ Steven R. Lane
Name: Steven R. Lane
Title: Vice President

FARM BUREAU LIFE INSURANCE COMPANY

By:	/s/ Herman L. Riva
Name: Herman L. Riva
Title: Senior Portfolio Manager

EQUITRUST LIFE INSURANCE COMPANY

By:	/s/ Herman L. Riva
Name: Herman L. Riva
Title: Senior Portfolio Manager

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC a Delaware limited liability company its authorized signatory

	By:	/s/ Jon C. Heiny
	Its:	Counsel

	By:	/s/ Elizabeth D. Swanson
	Its:	Counsel

Mellon Bank, N.A., solely in its capacity as Custodian for Aviva Life-Principal Glob Priv General Account Universal Life (as directed by the Principal Global Investors, LLC), and not in its individual capacity (MAC & CO) – Nominee Name

By:	/s/ Bernadette T. Rist
Name: Bernadette T. Rist
Title: Authorized Signatory

Mellon Bank, N.A., solely in its capacity as Custodian for Aviva Life-Principal Glob Priv Gen Acct Wealth Transfer 2000 (as directed by the Principal Global Investors, LLC), and not in its individual capacity (MAC & CO) – Nominee Name

By:	/s/ Bernadette T. Rist
Name: Bernadette T. Rist
Title: Authorized Signatory

Mellon Bank, N.A., solely in its capacity as Custodian for Aviva Life-Principal Glob Priv EG Convertible Securities (as directed by the Principal Global Investors, LLC), and not in its individual capacity (MAC & CO) – Nominee Name

By:	/s/ Bernadette T. Rist
Name: Bernadette T. Rist
Title: Authorized Signatory

Mellon Bank, N.A., solely in its capacity as Custodian for Aviva Life-Principal Glob Priv General Account Deferred TSA (as directed by the Principal Global Investors, LLC), and not in its individual capacity (MAC & CO) – Nominee Name

By:	/s/ Bernadette T. Rist
Name: Bernadette T. Rist
Title: Authorized Signatory

BENEFICIAL LIFE INSURANCE COMPANY

By:	/s/ Robert R. Dalley
Name: Robert R. Dalley
Title: Senior Vice President and CFO

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Timothy L. Powell
Name: Timothy L. Power
Title: Authorized Signatory

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By:	/s/ Jeffrey Cannon
Name: Jeffrey Cannon

By:	/s/ Jerry D. Zinkula
Name: Jerry D. Zinkula

Authorized Signatories

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ Jeffrey Cannon
Name: Jeffrey Cannon

By:	/s/ Jerry D. Zinkula
Name: Jerry D. Zinkula

Authorized Signatories

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Principal Amount of Notes to be Purchased
[NAME OF PURCHASER]	$

(1) All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:

(3) All other communications:

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of either Obligor or any Subsidiary or any corporation of which the Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Guarantor.

“Annual EBITDA” means, measured as of the last day of each calendar quarter, an amount derived from (a) total revenues relating to all Real Property Assets of the Company, the Guarantor and their Subsidiaries or to the Company’s or the Guarantor’s interest in Minority Holdings for the previous four consecutive calendar quarters including the quarter then ended, on an accrual basis with adjustments for the straight-lining of rents, plus (b) interest and other income of the Company, the Guarantor and their Subsidiaries, including, without limitation, real estate service revenues, for such period, less (c) total operating expenses and other expenses relating to such Real Property Assets and to the Company’s and the Guarantor’s interest in Minority Holdings for such period (other than interest, taxes, depreciation, amortization, and other non-cash items), less (d) total corporate operating expenses (including general overhead expenses) and other expenses of the Company, the Guarantor and their Subsidiaries and the Company’s and the Guarantor’s interest in Minority Holdings (other than interest, taxes, depreciation, amortization and other non-cash items), for such period.

“Applicable Interest Rate” means the lesser of (a) the rate at which the interest rate applicable to any floating rate Debt could be fixed, at the time of calculation, by the applicable Obligor or Subsidiary, as applicable, entering into an unsecured interest rate swap agreement (or, if such rate is incapable of being fixed by entering into an unsecured interest rate swap agreement at the time of calculation, a reasonably determined fixed rate equivalent), and (b) the rate at which the interest rate applicable to such floating rate Debt is actually capped, at the time of calculation, if the applicable Obligor or Subsidiary, as applicable, has entered into an interest rate cap agreement with respect thereto or if the documentation for such Debt contains a cap.

“Bank Agreement” means (a) the Credit Agreement or (b) any other credit, loan, purchase or bank agreement or any similar agreement, facility or instrument to which either Obligor or (if either Obligor shall have provided a guarantee or other credit support in respect of any such agreement, facility or instrument) any Subsidiary shall be a party and pursuant to which unsecured debt for borrowed money may be incurred by either Obligor or any Subsidiary, each as amended and in effect from time to time.

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Los Angeles are required or authorized to be closed.

“Capital Expenditures” means, for any period, the sum of all expenditures (whether paid in cash or accrued as a liability) by the Company, the Guarantor or any of their Subsidiaries which are capitalized on the consolidated balance sheet of the Company or the Guarantor, as applicable, in conformity with GAAP, but less (a) all expenditures made with respect to the acquisition by the Company, the Guarantor and their Subsidiaries of any interest in real property within nine months after the date such interest in real property is acquired and (b) capital expenditures made from the proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments received during such period by the Company, the Guarantor or any of their Subsidiaries from third parties.

“Cash or Cash Equivalents” means (a) cash, (b) direct obligations of the U.S. Government, including, without limitation, treasury bills, notes and bonds, (c) interest bearing or discounted obligations of U.S. Federal agencies and U.S. Government sponsored entities or pools of such instruments offered by banks rated AA or better by S&P or Aa2 by Moody’s and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes and Federal Farm Credit System securities, (d) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s, and/or guaranteed by an entity with an Aa2 rating by Moody’s, an AA rating by S&P, or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by banks which have an unsecured long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (e) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures, and loan participations, each of which is rated at least AA by S&P, and/or Aa2 by Moody’s, and/or unconditionally guaranteed by an entity with an AA rating by S&P, an Aa2 rating by Moody’s, or better rated credit, (f) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of a bank with an unsecured long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (g) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, (h) real estate loan pool participations, guaranteed by an entity with an AA rating given by S&P or an Aa2 rating given by Moody’s, or better rated credit, and (i) shares of any mutual fund that has its assets primarily invested in the types of investments referred to in clauses (a) through (e).

2

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Kilroy Realty, L.P., a Delaware limited partnership, or any successor thereto that shall have become such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 21.

“Consolidated Tangible Net Worth” means, at any date, the consolidated equity of the Company (determined on a book basis), less the consolidated Intangible Assets of the Company and its Subsidiaries, all determined as of such date in accordance with GAAP. For purposes of this definition, “Intangible Assets” means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated equity) of (a) all write-ups subsequent to December 31, 1997 in the book value of any asset owned by the Company or its Subsidiaries and (b) goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry forwards, copyrights, organization or developmental expenses and other intangible assets.

“Contingent Obligation” as to any Person means, without duplication, (a) any guaranty of the principal of the Debt of any other Person, (b) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (c) any obligation required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any non-recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (c) shall be deemed to be (i) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the Applicable Interest Rate, through (x) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements required to be delivered pursuant to Section 7.1(b) hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such

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guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (a) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to an Obligor), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (b) in the case of joint and several guarantees given by a Person in whom an Obligor owns an interest (which guarantees are non-recourse to such Obligor), to the extent the guarantees, in the aggregate, exceed 15% of total real estate investments of such Person, the amount in excess of 15% shall be deemed to be a Contingent Obligation of such Obligor, and (c) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Debt of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Debt of such Person. Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of construction loans to the extent the same have not been drawn.

“Credit Agreement” means the Third Amended and Restated Revolving Credit Agreement, dated as of March 15, 2002, among the Company, JPMorgan Chase Bank, as Administrative Agent, and the other financial institutions party thereto, as amended by the Amendment to Third Amended and Restated Credit Agreement, dated as of April 12, 2004, among the Company, JPMorgan Chase Bank, as Administrative Agent, and the other financial institutions party thereto.

“Debt” of any Person (including Minority Holdings) means, without duplication, (a) as shown on such Person’s consolidated balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or any asset and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) or other hedging agreements and currency swaps and foreign exchange contracts or similar agreements, which were not entered into specifically in connection with Debt set forth in clauses (a), (b) or (c) hereof. For purposes of this Agreement, Debt (other than Contingent Obligations) of the Company shall be deemed to include only the Company’s pro rata share (such share being based upon the Company’s percentage ownership interest as shown on the Company’s annual audited financial statements) of the Debt of any Person in which the Company, directly or indirectly, owns an interest, provided that such Debt is nonrecourse, both directly and indirectly, to the Company.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of such Note or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.

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“Development Investments” means Real Property Assets under development, construction, renovation or rehabilitation.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned by either Obligor, either directly or indirectly.

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws by a court or governmental agency having jurisdiction.

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damage, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Material of Environmental Concern or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Material of Environmental Concern or hazardous wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with either Obligor under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FFO” means “funds from operations”, defined to mean net income (or loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructurings and sales of properties, plus depreciation and amortization, after adjustments for Minority Holdings.

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Adjustments for Minority Holdings will be calculated to reflect FFO on the same basis as above.

“Financeable Ground Lease” means either (a) a ground lease reasonably satisfactory to the Required Holders, or (b) a ground lease which provides (i) for a remaining term of not less than 25 years (including options and renewals), (ii) that the ground lease will not be terminated until any leasehold mortgagee shall have received notice of a default and has had a reasonable opportunity to cure the same or complete foreclosure, and has failed to do so, (iii) for a new lease on substantially the same terms to any leasehold mortgagee recognized under such ground lease as tenant if the ground lease is terminated for any reason, (iv) for non-merger of the fee and leasehold estates, and (v) transferability of the tenant’s interest under the ground lease, subject only to the landlord’s reasonable approval. Notwithstanding the foregoing, it is hereby agreed that the ground lease with respect to the Real Property Asset commonly known as “Kilroy Airport Center, Long Beach, California”, shall be deemed to be a “Financeable Ground Lease”.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“FMV Cap Rate” means 9.00%, provided that if either Obligor shall at any time be party to any Bank Agreement pursuant to which compliance with any financial covenant or equivalent provision shall be assessed based on the discounting of Annual EBITDA, Net Operating Cash Flow or Unencumbered Asset Net Operating Cash Flow (or any reasonably similar concept) by a ‘fair market value capitalization rate’, “FMV Cap Rate” shall mean such capitalization rate (or, as applicable, the highest of such capitalization rates if there exist more than one such Bank Agreement).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any other jurisdiction in which either Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of either Obligor or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” is defined in Section 1.

“Guarantor” means Kilroy Realty Corporation, a Maryland corporation and the sole general partner of the Company, or any successor thereto that shall have become such in the manner prescribed in Section 10.2.

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“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Investment Grade” means the lowest credit rating level established as “investment grade” by S&P, Moody’s or Fitch, as applicable (being, as of the date of this Agreement, (a) BBB- in the case of S&P, (b) Baa3 in the case of Moody’s and (c) BBB- in the case of Fitch).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, each Obligor and any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Guarantor and its Subsidiaries taken as a whole, or (b) the ability of the Company or the Guarantor to perform its obligations under this Agreement or the Notes (in the case of the Company) or the Guarantees (in the case of the Guarantor), or (c) the validity or enforceability of this Agreement, the Notes or the Guarantees.

“Material of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, and toxic, radioactive, caustic or otherwise hazardous substances, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Material Subsidiary” means, at any time, any Subsidiary of either Obligor the total assets of which are equal to or exceed 10% of the total assets of the Guarantor and its Subsidiaries, as would be shown on the consolidated balance sheet of the Guarantor and its Subsidiaries prepared in accordance with GAAP as of such time.

“Memorandum” is defined in Section 5.3.

“Minority Holdings” means partnerships, limited liability companies and

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corporations held or owned by the Company, the Guarantor or any Subsidiary which are not consolidated with the Company or the Guarantor, as applicable, on its financial statements.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Net Offering Proceeds” means all cash received by the Guarantor or the Company as a result of the sale of common shares of beneficial interest, preferred shares of beneficial interest (including perpetual preferred), partnership interests, limited liability company interests, or other ownership or equity interests in the Guarantor or the Company (or evidence of indebtedness of the Guarantor or the Company convertible into any of the foregoing) less customary costs and discounts of issuance paid by the Guarantor or the Company, as the case may be.

“Net Operating Cash Flow” means, with respect to any Real Property Asset, the Property Income, calculated on an annualized basis, for the period during which such Real Property Asset shall have been owned by the Company, the Guarantor or any of their Subsidiaries, less Property Expenses, calculated on an estimated, pro forma (i.e., the results for the period during which such Real Property Asset shall have been owned shall be annualized, with appropriate adjustments for items of income and expense which are not earned or incurred in equal monthly amounts) basis.

“Non-Recourse Debt” means Debt of the Company or the Guarantor on a consolidated basis for which the right of recovery of the obligee thereof is limited to recourse against the Real Property Assets securing such Debt (subject to such limited exceptions to the non-recourse nature of such Debt such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions at the time of the incurrence of such Debt).

“Notes” is defined in Section 1.

“Obligors” is defined in the first paragraph of this Agreement.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Guarantor (where applicable, in its capacity as the sole general partner of the Company), as applicable, whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision or instrumentality thereof.

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“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by either Obligor or any ERISA Affiliate or with respect to which either Obligor or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Expenses” means, when used with respect to any Real Property Asset, the costs of operating and maintaining such Real Property Asset which are the responsibility of the owner thereof and that are not paid directly by the tenant thereof, including, without limitation, taxes, insurance, repairs and maintenance, but provided that if such tenant is more than 60 days in arrears in the payment of base or fixed rent, then such costs will also constitute “Property Expenses”, but excluding depreciation, amortization and interest costs.

“Property Income” means, when used with respect to any Real Property Asset, cash rents and other cash revenues received in the ordinary course therefrom, including, without limitation, revenues from any parking leases and lease termination fees amortized over the remaining term of the lease for which such termination fee was received (other than pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent).

“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

The “Rating Condition” shall be deemed to have been satisfied if at any time after the date of Closing, the unsecured long-term debt of either Obligor shall be rated at least Investment Grade by two or more of S&P, Moody’s and Fitch, whether or not any such rating shall thereafter continue in effect.

“Real Property Assets” means as of any time, the real property assets owned by the Company, the Guarantor or any of their Subsidiaries at such time, and “Real Property Asset” means any one of them.

“Recourse Debt” means Debt of the Company, the Guarantor or any Subsidiary that is not Non-Recourse Debt.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, deposit, discharge, leaching or migration.

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“Replacement Credit Agreement” is defined in Section 10.5(a).

“Required Holders” means, at any time, the holder or holders of a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by either Obligor or any of their respective Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the Guarantor with responsibility for the administration of the relevant portion of this Agreement.

“Secured Debt” means all Debt of the Company, the Guarantor or any of their Subsidiaries that is secured by a Lien on one or more Real Property Assets.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the Chief Financial Officer, Controller, Treasurer or Vice President-Corporate Finance of the Guarantor.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Guarantor.

“Total Asset Value” means, the sum of (a) with respect to those Real Property Assets owned for at least the two previous consecutive quarters, the quotient of (i) Annual EBITDA with respect thereto for the previous four consecutive quarters (or, if owned for only two or three quarters, the Annual EBITDA for such period, annualized), including the quarter then ended, but less reserves for Capital Expenditures of (x) $0.30 per square foot per annum for each such Real Property Asset that is an office property, and (y) $0.15 per square foot per annum for each such Real Property Asset that is an industrial property, divided by (ii) the FMV Cap Rate, (b) with respect to those Real Property Assets owned for less than the two previous consecutive quarters, the lesser of (i) the quotient of Net Operating Cash Flow applicable to each such Real Property Asset, calculated on an annualized basis, based upon (x) the actual amount of Net Operating Cash Flow for

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the period of the Company’s, the Guarantor’s or their Subsidiary’s ownership of such Real Property Asset, less reserves for Capital Expenditures of (1) $0.30 per square foot per annum for each such Real Property Asset which is an office building and (2) $0.15 per square foot per annum for each such Real Property Asset which is an industrial building, divided by (y) the FMV Cap Rate, and (ii) the purchase price actually paid by the Company, the Guarantor or any of their Subsidiaries (as applicable) for such Real Property Asset, (c) with respect to Development Investments, 100% of the book value thereof (calculated in accordance with GAAP), until the one-year anniversary of completion of development, construction, renovation or rehabilitation (as applicable) of the relevant Development Investment, at which time such Development Investment will be valued pursuant to clause (a) or (b) of this definition (as applicable), and provided that the aggregate amount attributable to Total Asset Value pursuant to this clause (c) shall not at any time exceed 20% of Total Asset Value, and (d) Cash or Cash Equivalents of the Company, the Guarantor and their Subsidiaries as of the date of determination.

“Total Debt Ratio” means the ratio, as of the date of determination, of (a) the sum of (i) all Debt of the Company, the Guarantor and their Subsidiaries and (ii) the Company’s and the Guarantor’s pro rata share of all Debt of any Minority Holdings of the Company or the Guarantor to (b) Total Asset Value.

“Total Debt Service” means, as of the last day of each calendar quarter, an amount equal to the sum of (a) the interest (whether accrued, paid or capitalized) payable by the Company, the Guarantor or any of their Subsidiaries on their Debt for the previous four consecutive quarters including the quarter then ended, plus (b) scheduled payments of principal on such Debt, whether or not paid by the Company, the Guarantor or such Subsidiary (excluding balloon payments) for the previous four consecutive quarters including the quarter then ended.

“Unencumbered Asset Net Operating Cash Flow” means, as of any date of determination with respect to the Unencumbered Assets, Property Income with respect to the Unencumbered Assets for the previous four consecutive quarters (except as provided below), including the quarter then ended, but less Property Expenses with respect to the Unencumbered Assets for the previous four consecutive quarters (except as provided below), including the quarter then ended. Notwithstanding the foregoing, with respect to any Unencumbered Asset owned by the Company, the Guarantor or any of their Subsidiaries for a period of less four fiscal quarters, but more than one fiscal quarter, Unencumbered Asset Net Operating Cash Flow shall be determined in a manner consistent with the foregoing calculation utilizing annualized Property Income, Property Expenses for the relevant period of the Company’s, the Guarantor’s or any of their Subsidiaries’ ownership of such Unencumbered Asset, provided such period shall be at least one fiscal quarter.

“Unencumbered Assets” means, as of any date, all Real Property Assets 100% owned in fee (or leasehold pursuant to a Financeable Ground Lease in the case of leaseholds), directly or indirectly, by the Company or the Guarantor or any Subsidiary as of such date, which Real Property Assets are not subject to any Lien securing Debt.

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“Unencumbered Asset Value” means the sum of:

(a) with respect to the Unencumbered Assets owned by the Company, the Guarantor or any of their Subsidiaries for a period of at least six calendar months, the quotient of (i) the Unencumbered Asset Net Operating Cash Flow less reserves for Capital Expenditures of $0.30 per square foot per annum for each such Unencumbered Asset which is an office building and $0.15 per square foot per annum for each such Unencumbered Asset which is an industrial building, divided by (ii) the FMV Cap Rate;

(b) with respect to Unencumbered Assets owned by the Company, the Guarantor or any of their Subsidiaries for a period of less than six calendar months, the lesser of (i) the quotient of (x) the Unencumbered Asset Net Operating Cash Flow on an annualized basis based upon the Unencumbered Asset Net Operating Cash Flow for the period of such Person’s ownership of the Unencumbered Asset in question less reserves for Capital Expenditures of $0.30 per square foot per annum for each such Unencumbered Asset which is an office building and $0.15 per square foot per annum for each such Unencumbered Asset which is an industrial building, divided by (y) the FMV Cap Rate and (ii) the purchase price actually paid by the Company, the Guarantor or any of their Subsidiaries (as applicable) for such Unencumbered Asset; provided, however, that if any such Unencumbered Asset shall have been purchased as part of a portfolio of properties and no purchase price shall have been specifically allocated thereto, then the purchase price therefore shall be deemed to be equal to that percentage of the total purchase price for such portfolio as is equal to the percentage of the total Net Operating Cash Flow with respect to such portfolio represented by the Net Operating Cash Flow attributable to the applicable Unencumbered Asset; and

(c) with respect to Development Investments, 100% of the book value thereof (calculated in accordance with GAAP), until the one-year anniversary of completion of development, construction, renovation or rehabilitation (as applicable) of the relevant Development Investment, at which time such Development Investment will be valued pursuant to clause (a) or (b) of this definition (as applicable), and provided that the aggregate amount attributable to Unencumbered Asset Value pursuant to this clause (c) shall not at any time exceed 10% of Unencumbered Asset Value.

“Unsecured Debt” means Debt not secured by a Lien on any Real Property Asset.

“Unsecured Debt Ratio” means, as of any date of determination, the ratio of the Unencumbered Asset Value as of the date of determination to the aggregate amount of Unsecured Debt of the Company, the Guarantor and their Subsidiaries outstanding as of such date of determination.

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EXHIBIT 1-A

[FORM OF SERIES A NOTE]

KILROY REALTY, L.P.

5.72% SERIES A GUARANTEED SENIOR NOTE DUE 2010

No. A-[ ]	[Date]
$[ ]	PPN 49427R A* 3

FOR VALUE RECEIVED, the undersigned, KILROY REALTY, L.P. (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to [                        ], or registered assigns, the principal sum of [    ] DOLLARS (or so much thereof as shall not have been prepaid) on August 4, 2010, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.72% per annum from the date hereof, payable semiannually, on the 4th day of February and August in each year, commencing with the February 4 or August 4 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note and Guarantee Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.72% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note and Guarantee Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note and Guarantee Agreement dated as of August 4, 2004 (as from time to time amended, the “Note and Guarantee Agreement”), between the Company, Kilroy Realty Corporation (the “Guarantor”) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note and Guarantee Agreement and (ii) to have made the representation set forth in Section 6 of the Note and Guarantee Agreement.

Payment of the principal of, and Make-Whole Amount, if any, and interest on this Note has been guaranteed by the Guarantor in accordance with the terms of the Note and Guarantee Agreement.

This Note is a registered Note and, as provided in the Note and Guarantee Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment at the times and on the terms specified in the Note and Guarantee Agreement, but not otherwise.

If an Event of Default, as defined in the Note and Guarantee Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note and Guarantee Agreement.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

KILROY REALTY, L.P. a Delaware limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation, its general partner

By
Name:
Title:

By
Name:
Title:

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EXHIBIT 1-B

[FORM OF SERIES B NOTE]

KILROY REALTY, L.P.

6.45% SERIES B GUARANTEED SENIOR NOTE DUE 2014

No. B-[ ]	[Date]
$[ ]	PPN 49427R A@ 1

FOR VALUE RECEIVED, the undersigned, KILROY REALTY, L.P. (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to [                        ], or registered assigns, the principal sum of [    ] DOLLARS (or so much thereof as shall not have been prepaid) on August 4, 2014, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.45% per annum from the date hereof, payable semiannually, on the 4th day of February and August in each year, commencing with the February 4 or August 4 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note and Guarantee Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 8.45% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note and Guarantee Agreement referred to below.

This Note is one of a series of Guaranteed Senior Notes (herein called the “Notes”) issued pursuant to the Note and Guarantee Agreement dated as of August 4, 2004 (as from time to time amended, the “Note and Guarantee Agreement”), between the Company, Kilroy Realty Corporation (the “Guarantor”) and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note and Guarantee Agreement and (ii) to have made the representation set forth in Section 6 of the Note and Guarantee Agreement.

Payment of the principal of, and Make-Whole Amount, if any, and interest on this Note has been guaranteed by the Guarantor in accordance with the terms of the Note and Guarantee Agreement.

This Note is a registered Note and, as provided in the Note and Guarantee Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment at the times and on the terms specified in the Note and Guarantee Agreement, but not otherwise.

If an Event of Default, as defined in the Note and Guarantee Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note and Guarantee Agreement.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

KILROY REALTY, L.P. a Delaware limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation, its general partner

By
Name:
Title:

By
Name:
Title:

2

EXHIBIT 2

FORM OF NOTATION OF GUARANTEE

For value received, the undersigned has unconditionally and irrevocably guaranteed, to the extent set forth in, and subject to the provisions of, the Note and Guarantee Agreement dated as of August 4, 2004 between the undersigned, Kilroy Realty, L.P. and the respective purchasers named therein, to the holder of the foregoing Note the due and punctual payment of the principal of, Make-Whole Amount, if any, and interest on said Note, as more fully described in such Note and Guarantee Agreement.

KILROY REALTY CORPORATION

By
Name:
Title:

By
Name:
Title:

EXHIBIT 4.4(a)

Matters To Be Covered In

Opinion of Latham & Watkins LLP, Counsel To the Obligors

[To come]

EXHIBIT 4.4(b)

Matters To Be Covered In

Opinion of Ballard Spahr Andrews & Ingersoll LLP,

Maryland Counsel To the Obligors

[To come]

EXHIBIT 4.4(c)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS